Exhibit 11
                         AMERICAN STORES COMPANY
                      Calculation of Earnings Per Share
                                 (unaudited)
                    (In thousands, except per share data)

                                                   Thirteen Weeks Ended
                                               __________________________

                                                 April 30,         May 1,
                                                   1994             1993
                                                ___________      _________

Earnings Per Share - Before Dilution
____________________________________

Earnings applicable to shareholders - before
  dilution                                         $47,963       $41,507

Average shares outstanding - before dilution       142,619       141,880

Earnings per share  - before dilution                $0.34         $0.29


Earnings Per Share - After Dilution
___________________________________

Earnings applicable to shareholders - before
  dilution                                         $47,963       $41,507
Plus interest (net of tax) on
  convertible debentures                             1,903         1,903
                                                   _______      ________
Earnings applicable to shareholders
  - after dilution                                 $49,866       $43,410
                                                   =======      ========

Average shares outstanding - after dilution        151,284       150,676

Fully diluted earnings per share                     $0.33 (1)     $0.29 (1)


Calculation of Average Shares Outstanding - After Dilution
__________________________________________________________

Proceeds from assumed exercise                     $18,583       $29,868

Shares under options outstanding                     1,630         2,498
Shares assumed acquired with proceeds
  under the treasury stock method                     (743)       (1,480)
                                                   _______      ________
Incremental shares due to assumed
  exercise of stock options                            887         1,018
                                                   =======      ========
Average shares outstanding - before dilution       142,619       141,880
Assumed exercise of stock options                      887         1,018
Assumed conversion of debentures                     7,778         7,778
                                                   _______      ________

  Average Shares Outstanding - after dilution      151,284       150,676
                                                   =======      ========


(1)  Dilution is less than 3%.